FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

SJI Reports FY and Q4 2016 Results

Folsom, NJ, February 23, 2017 - South Jersey Industries (NYSE: SJI) today announced results for the full year and fourth quarter of 2016. GAAP income and Economic Earnings* for both periods are presented in the chart below, as compared with the same periods in 2015.

	2016	2015
GAAP income from continuing operations - FY	$ 119.1 million	$105.6 million
GAAP income from continuing operations - Q4	$46.0 million	$50.9 million
GAAP EPS per diluted share - FY	$1.56	$1.53
GAAP EPS per diluted share - Q4	$0.58	$0.73

Economic Earnings - FY	$ 102.8 million	$99.0 million
Economic Earnings - Q4	$33.2 million	$43.2 million
Economic EPS per diluted share - FY	$1.34	$1.44
Economic EPS per diluted share - Q4	$0.42	$0.62

“2016 marked the first full year of our 2020 strategic vision and the results we are reporting today clearly support our ability to deliver on the key principles of that plan ,” said SJI President and CEO Michael J. Renna.

“We strengthened our balance sheet, grew earnings from our core business units by more than 12% and achieved Economic Earnings per Share of $1.34 for the year,” Renna added. “Most importantly, this year’s strong performance combined with a long-term focus on high quality earnings from regulated, repeatable, low risk sources have us well positioned to achieve our target of at least $150MM in Economic Earnings by 2020.”

* SJI uses the non-GAAP measure of Economic Earnings when discussing results. Economic Earnings eliminates all unrealized gains and losses on commodity derivative transactions and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

CONTRIBUTIONS TO EARNINGS
The following chart outlines our 2016 Economic Earnings composition, and our targeted composition for 2017.

Business Lines	Contribution to 2016 Economic Earnings	Expected Contribution to 2017 Economic Earnings
Regulated Gas Utility Operations	67 percent	67 - 70 percent
Non-Utility SJ Energy Group	17 percent	25 - 28 percent
SJ Energy Services	16 percent	3 - 6 percent

Utility performance for the fourth quarter and full year was driven by increased margins from accelerated infrastructure investments and customer growth. Further, strong performance from our solar portfolio combined with a year over year improvement in our wholesale commodity business helped mitigate the planned strategic reduction in renewable investments, which reduced investment tax credits (ITC) by $29.2 million.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Full year utility net income of $69.0 million exceeded prior year results of $66.6 million. For the fourth quarter of 2016, the utility contributed $22.9 million to earnings, as compared with $22.2 million for the same period in 2015. Contributions from our accelerated infrastructure investment programs, as well as from customer growth, drove year over year improvements. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
Customer additions remain a strong driver of margin growth, and we expect this growth to continue as we strategically target our marketing and sales resources where we have the greatest opportunities for conversions. For the year ended December 31, 2016, our customer count increased by 4,525, bringing our total number of customers served to 377,625.

During this same twelve-month period, our utility increased net margin by $6.3 million, a 4.2% increase as compared with the prior year, with incremental contributions from customer additions driving $2.3 million of that improvement.

Regulatory Update:

Full year investments under our AIRP and SHARP, in the aggregate, totaled $74.1 million. Investments from these two programs provided an incremental net income contribution of $5.3 million for 2016, as compared with $2.3 million in 2015.

In October, South Jersey Gas received approval from the New Jersey Board of Public Utilities (NJBPU) to extend and expand its Accelerated Infrastructure Replacement Program, enabling the utility to invest up to $302.5 million over the next five years to complete the total replacement of the aging bare steel and cast iron mains in its system. The extension of this program prioritizes the safety and reliability of our system, capitalizing on low natural gas costs to expedite system improvements, and providing for timely recovery of investments outside of a traditional base rate case.

Additionally, as a result of investments expected to total over $500 million, the company filed a petition with the NJBPU for a base rate case on January 27, 2017. The filing, which requests an increase to base rates of approximately $75 million, is the company’s first since 2013. Since that last base rate case was approved, South Jersey Gas has lowered rates 14.3 percent and provided $30 million in BGSS bill credits, including credits totaling $10 million in December, resulting in the average residential customer receiving credits totaling $86. As a result of these reductions, average annual natural gas bills are at levels that are below those seen 15 years ago.

Finally, on January 24, the New Jersey Pinelands Commission held a hearing to review South Jersey Gas’ proposal to build a natural gas supply line to serve the former B.L. England generating facility. After hearing comments from both supporters and opponents, the Commission extended its comment period through February 8, and subsequently scheduled a final vote on the project’s approval on February 24. We remain confident that the reliability and environmental benefits this vital project will provide for the region will ultimately lead to its approval and construction.

SJI MIDSTREAM:
The Federal Energy Regulatory Commission announced in January that it planned to extend its review period of public comments received regarding the PennEast pipeline project, in which SJI is an equity partner. This move would also extend the target date for release of the Final Environmental Impact Study (FEIS) to April 2017, positioning the project for final approval in July 2017, with a target start-up date in the latter part of 2018.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly and full year contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2016	2015
SJEG GAAP income from continuing operations - FY	$33.6 million	$22.0 million
SJEG GAAP income from continuing operations - Q4	$19.5 million	$18.3 million

SJEG Economic Earnings from continuing operations - FY	$17.7 million	$16.8 million
SJEG Economic Earnings from continuing operations - Q4	$7.3 million	$10.7 million

Despite relatively mild temperatures throughout 2016 and very limited price volatility at year end, Energy Group’s performance still improved as compared with the prior year. Improvements were driven largely by contributions from two additional fuel supply management contracts that came on-line midyear, as well as from the optimization of our capacity and storage assets. We expect contributions from our fuel management business to grow considerably in 2017 as it will, for the first time, reflect a full year of operation for five fuel supply contracts. We also expect to commence service to the Panda Stonewall merchant generating plant in the first half 2017.

As additional legacy producer contracts roll off in 2017, we expect to be able to further optimize our capacity in support of existing wholesale and retail gas marketing contracts. In addition, our retail commodity marketing business remains one of the more competitive entities in this market and continues to realize strong customer and margin growth.

SJ ENERGY SERVICES:
The following chart details the quarterly and full year contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2016	2015
SJES GAAP income from continuing operations - FY	$16.8 million	$16.2 million
SJES GAAP income from continuing operations - Q4	$3.9 million	$9.5 million

SJES Economic Earnings from continuing operations - FY	$16.5 million	$14.7 million
SJES Economic Earnings from continuing operations - Q4	$3.3 million	$9.3 million

Economic Earnings within Energy Services clearly reflect the impact of our decision to divest of non-core assets and focus on repeatable, reliable income streams. Despite a full year reduction of $29.2 million in ITC, Energy Services still delivered strong performance in 2016, exceeding prior year results by just over $1.8 million. This performance included only $9.1 million of ITC in 2016, as compared with $38.3 million in 2015. The impacts of the reduction in ITC created a more significant variance in fourth quarter results, reflecting Economic Earnings that are $6 million lower in 2016 as compared with the same period in 2015. However, the ITC reduction of $15.2 million in the quarter was mitigated, in large part, by significant improvements in the contributions from our energy production assets coupled with strong Solar Renewable Energy Certificate (SREC) prices.

Excluding the impacts of ITC and non-operational events, like the prior year’s write-off of energy assets associated with the former Revel property, performance within Energy Services improved by roughly $2.7 million in the aggregate on an Economic Earnings basis for the fourth quarter of 2016, and $8.3 million for the full year, as compared to the same periods in 2015.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 9:00 AM ET on Friday, February 24, 2017, please pre-register by going to the South Jersey Industries website, http://www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-680-0878 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 94371179 and the PIN you received during pre-registration. International callers may dial 1-617-213-4855; enter the participant pass code 94371179 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
http://www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate.

FORWARD LOOKING STATEMENT
This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions;

competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they speak only as of the date they are made. SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 377,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2016	2015	2016	2015

Income/(Loss) from Continuing Operations	$46,008	$50,949	$119,061	$105,610
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(22,001)	(12,893)	(27,550)	(8,444)
Realized Losses on Inventory Injection Hedges	696	1	683	89
Net Losses from Affiliated Companies (A)	---	---	---	(2,540)
Other (B)	(41)	(41)	(165)	(165)
Income Taxes (C)	8,538	5,173	10,813	4,424
Economic Earnings	$33,200	$43,189	$102,842	$98,974

Earnings Per Share from Continuing Operations	$0.58	$0.73	$1.56	$1.53
(Minus)/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.28)	(0.18)	(0.36)	(0.12)
Realized Losses on Inventory Injection Hedges	0.01	---	0.01	---
Net Losses from Affiliated Companies (A)	---	---	---	(0.04)
Income Taxes (C)	0.11	0.07	0.13	0.07
Economic Earnings Per Share	$0.42	$0.62	$1.34	$1.44

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and twelve months periods ended December 31, 2016:

	Three Months Ended December 31	Twelve Months Ended December 31
	In thousands except per share data
	2016	2015	2016	2015

South Jersey Energy Group Income/(Loss) from Continuing Operations	$19,479	$18,335	$33,619	$22,006
(Minus)/Plus
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(20,959)	(12,681)	(27,170)	(8,692)
Realized Losses on Inventory Injection Hedges	696	1	683	89
Income Taxes (C)	8,105	5,072	10,593	3,442
South Jersey Energy Group Economic Earnings	$7,321	$10,727	$17,725	$16,845

South Jersey Energy Services Income/(Loss) from Continuing Operations	$3,903	$9,482	$16,840	$16,161
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(1,042)	(212)	(380)	248
Net Loss from Affiliated Companies (A)	----	----	---	(2,540)
Other (B)	(41)	(41)	(165)	(165)
Income Taxes (C)	433	101	217	982
South Jersey Energy Services Economic Earnings	$3,253	$9,330	$16,512	$14,686

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owned and operated a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In 2014, this charge was excluded from Economic Earnings as the total economic impact of the proceedings had not been realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is included in Economic Earnings in 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012, an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(C) Determined using a combined average statutory tax rate of 40%.